CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our report dated September 12, 2002 for the StoneRidge Equity Fund, StoneRidge Small Cap Growth Fund, StoneRidge Bond Fund, Monteagle Opportunity Growth Fund, Monteagle Value Fund, Monteagle Large Cap Growth Fund and Monteagle Fixed Income Fund (the "Funds") and to all references to our firm included in or made a part of this Post-Effective Amendment No. 37 to AmeriPrime Advisors Trust's Registration Statement on Form N-1A (File No. 333-85083), including the references to our firm under the heading "Financial Highlights" in the Prospectuses and under the heading "Accountants" in the Statements of Additional Information of the Funds.



____________/ s /________________
McCurdy & Associates CPA's, Inc.

Westlake, Ohio
December 30, 2002